Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement (No. 333-282189) on Form S-8, of our report dated March 27, 2025, relating to the consolidated financial statements and schedules of Stardust Power Inc. and its subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

March 27, 2025

PCAOB ID – 2983